UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2008

WALGREEN CO.
(Exact name of registrant as specified in its charter)

Illinois	1-604	36-1924025
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Wilmot Road, Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 940-2500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2008, Jeffrey A. Rein retired as Chairman, Chief Executive Officer and a director of Walgreen Co. (the “Company”).

On the same date, the Board of Directors of the Company named Alan G. McNally Chairman and Acting Chief Executive Officer. Mr. McNally, 62, has served as lead director of the Company’s Board of Directors since January 2008 and has served as a director since 1999. Mr. McNally also serves as Special Advisor to Harris Financial Corporation (formerly Bankmont Financial Corporation), a position he has held since January 2007. Mr. McNally was Chairman of the Board of Harris Financial Corporation from April 1998 to May 2006, and a director from May 2006 to December 2006. Mr. McNally was Senior Advisor to TeleTech North America from February 2003 to September 2006. Mr. McNally was Chairman of the Board of Harris Trust and Savings Bank and Harris Bankcorp, Inc. from April 1995 until January 2004. Mr. McNally was Chief Executive Officer of Harris Trust and Savings Bank and Harris Bankcorp, Inc. from September 1993 to September 2002 and Bankmont Financial Corporation from April 1998 to September 2002, and Vice Chair of Bank of Montreal from 1990 to September 2002.

During the period Mr. McNally serves as Acting Chief Executive Officer and in lieu of his compensation as a non-employee director and as lead director, he will receive a salary at an annual rate of $1,200,000 and will be eligible for an annual bonus under the Walgreen Co. Management Incentive Plan. The Chief Executive Officer bonus target approved by the Compensation Committee of the Board of Directors for fiscal year 2009 is equal to 125% of salary and will be prorated for the period Mr. McNally serves as Acting Chief Executive Officer. Mr. McNally was also granted 120,000 stock options and 26,600 restricted stock units (RSUs) on October 10, 2008. Fifty percent of the stock options and RSUs granted will vest on the earlier of April 10, 2009 or the date when a successor chief executive officer assumes that position. An additional 1/12 of each grant will vest at the end of each full month of continued employment as Acting Chief Executive Officer after April 10, 2009. If Mr. McNally’s employment as Acting Chief Executive Officer terminates prior to the full vesting of these grants, the Compensation Committee may accelerate the vesting of some or all of the remaining unvested stock options and RSUs, at its discretion. The stock options will be exercisable until five years after the later of the end of Mr. McNally’s employment or his retirement from the Board of Directors, provided that they will not be exercisable after the tenth anniversary of the grant date. Mr. McNally will not be eligible for any other long-term incentives.

In consideration of Mr. McNally’s agreeing to serve immediately as Acting Chief Executive Officer, the Board of Directors has agreed to reimburse Mr. McNally for certain expenses that he had previously incurred for travel that he will be unable to complete as a result of his service and certain other incidental costs that he might incur as a result of his service as Acting Chief Executive Officer. Mr. McNally will also be eligible to participate in certain of the Company’s employee benefit and fringe benefit plans and programs generally applicable to senior executives.

The Board of Directors has formed a special committee, comprised of William C. Foote, chair of the Board’s Nominating and Governance Committee, James A. Skinner, chair of the Compensation Committee, and Mr. McNally, to lead a nationwide search for a permanent Chief Executive Officer. The special committee will be considering both internal and external candidates.

Mr. Rein and the Company have entered into a Retirement and Non-Competition Agreement to confirm the terms of Mr. Rein’s retirement from the Company. The full text of the Agreement is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference. The material terms of the Agreement are as follows:

•	As a retiring executive at or above the Senior Vice President level, Mr. Rein is entitled to various retirement benefits, including payment of all accrued vacation and six months of continued base salary, bonus and benefits. In addition, in recognition of Mr. Rein’s years of service and dedication to the Company and in exchange for Mr. Rein’s non-competition and other obligations under the Agreement, the Compensation Committee approved an additional six months of base salary, bonus and benefits.

•	Mr. Rein’s annual bonus will be paid at the target level for fiscal year 2009 and the applicable portion of fiscal year 2010.

•	Mr. Rein has agreed to non-competition restrictions for the entire period of continued vacation and retirement pay and benefits, and then more limited non-competition restrictions for six months thereafter.

•	Mr. Rein’s long-term incentives and other employee and executive benefits will be provided in accordance with the terms of the underlying plans, programs and award agreements, based on his retirement from the Company.

Item 9.01 Financial Statements and Exhibits.

Exhibit
Number	Description
99.1	Retirement and Non-Competition Agreement effective as of October 10, 2008 between Jeffrey A. Rein and Walgreen Co.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREEN CO.

Date: October 17, 2008

By: /s/ Dana I. Green
Name: Dana I. Green
Title: Senior Vice President,
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Retirement and Non-Competition Agreement effective as of October 10, 2008 between Jeffrey A. Rein and Walgreen Co.